Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 30, 2020, except for Note 8, as to which the date is November 10, 2020, relating to the combined financial statements of Swerve, L.L.C. and Swerve IP, L.L.C. as of December 31, 2019 and 2018 and for the years then ended, which report is incorporated by reference in the Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3) and related Prospectus of Whole Earth Brands, Inc. for the registration of its equity securities.

/s/ POSTLETHWAITE & NETTERVILLE, APAC
Metairie, Louisiana
November 12, 2021